Exhibit 10.21

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Biopharma Services Agreement

Manufacturing of cGMP batches of GS010 rAAV2/2-ND4

Date :		Thursday, June 25, 2015

STATUS	-	Budget indication (non-binding)	☐
	-	Working document (non-binding)	☐
	-	Final version for signature	☒

Biopharma Services Agreement		3

Part 1: Definitions		4

Part 2: Scope of the Work		6
1.	Introduction	7
2.	Inquiry	7
3.	Locations	7
4.	Project and technical team	7
5.	Project Management	7
6.	General points and prerequisite	8
7.	Summary of the work	8
8.	Detailed description of the work packages	8

Part 3: Price of the Work and Payment conditions		15
1.	Price	15
2.	Validity	15
3.	Applicable Incoterm	15
4.	Payment Conditions	16
5.	Payment terms	16
6.	NOVASEP’s Bank Account	16

Part 4: Legal Terms		17
1	Integral Parts of this Agreement	17
2	Work	17
3	NOVASEP’s undertakings	18
4	CUSTOMER’s obligations and Supplies	19
5	Delivery	19
6	Intellectual Property Rights	20
7	Future Cooperation	21
8	Confidentiality	22
9	Fees and expenses	23
10	Term and Termination	23
11	Effect of Termination	23
12	Liability	24
13	Applicable Law - Litigations	25
14	Force Majeure	25
15	General	25

Biopharma Services Agreement

This services agreement, hereafter referred to as the “Agreement”, is entered into on June 24th, 2015 (the “Effective Date”), by and between

GENSIGHT BIOLOGICS, a corporation having its registered address at 74 Rue du Faubourg Saint-Antoine, 75012, Paris, FRANCE

hereafter referred to as “GENSIGHT”,

and

Henogen SA (a subsidiary of the NOVASEP group), a Belgian corporation having its registered address at 12 rue des Professeurs Jeener et Brachet, B-6041 Gosselies, BELGIUM,

hereafter referred as “NOVASEP” or “NVS”.

CUSTOMER and NOVASEP will be hereafter referred to separately as “the Party” and jointly as “the Parties”.

WHEREAS:

Given that the Parties have executed a mutual confidentiality agreement dated January 16th, 2015.

Given that the Parties have entered into a letter of agreement on April 7th, 2015 in order for NOVASEP to reserve a slot for the development of a recombinant AAV2 called GS010 for CUSTOMER.

The Parties wish now to enter into a formal development agreement for the production of such GS010.

NOW THEREFORE, in consideration of the premises and of the mutual promises and covenants herein contained, the adequacy of which is acknowledged by each of the Parties, the Parties hereto agree as follows:

Part 1: Definitions

In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

“Affiliates” means any company, corporation, firm, partnership or other entity which is directly or indirectly controlled by, or under the same control of any of the Parties, where control means the power, direct or indirect, to direct or cause the direction of the management and policies of such entity, whether by contract, through the by-laws of the aforementioned entities or otherwise;

“Agreement” means the present Agreement and all its Appendix(es);

“Clinical Batches” mean such batches of Products manufactured and released by Novasep pursuant to this Agreement for use in clinical trials by and or on behalf of GenSight.

“Commercially Reasonable Efforts” means with respect to a Novasep’s obligations under this Agreement, carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices of the bio-pharmaceutical industry for the process development and manufacture of a similarly situated bio-pharmaceutical product as the Product with a reasonably high priority level and at a similar stage of development of manufacturing process, taking into consideration relevant technical factors in the preparation for and conduct of the manufacture of such Products.

“Confidential Information” means any and all commercial and technical information, including but not limited to documents, strategies, methods, procedures, know-how, trade secrets, pre-clinical and clinical test-data, or technical or marketing information regardless of method of storage, and copies thereof, disclosed by one Party (“the Disclosing Party”) to the other Party (“the Receiving Party”) pursuant to this Agreement, hereunder information regarding the customer Data, CUSTOMER’s products, and NOVASEP’s or CUSTOMER’s manufacturing/production process or methods; Confidential Information shall include NOVASEP’s Results

“Customer Data” means all data, Confidential Information, methods, substances, samples and Materials provided to NOVASEP by CUSTOMER pursuant to this Agreement;

“Effective Date” means the date mentioned on top of the first page of this Agreement;

“Facility” shall mean NOVASEP’s development and manufacturing facility(ies) where the Work will be carried out, as agreed between the parties;

“Force Majeure” has the meaning given in Section 13 of this Agreement;

“Intellectual Property Rights” has the meaning given in Section 6.1 of this Agreement;

“Materials” means materials, raw materials, starting biologic materials, including cell lines, compounds or intermediates supplied by CUSTOMER to NOVASEP under this Agreement;

“NOVASEP Background Intellectual Property” has the meaning given in Section 5.1 of this Agreement;

“Product” means GS010 defined as a Recombinant Adeno-Associated Viral vector, serotype 2 (rAAV2/2) containing the human wild-type mitochondrial NADH Dehydrogenase 4 gene (ND4) under the control of the cytomegalovirus immediate early (CMV) promoter and any composition comprising GS010.

“Results” has the meaning given in Section 6.1 of this Agreement;

“Work” means the development work and services to be conducted by NOVASEP pursuant to this Agreement and as more particularly described in the Part 2; the Work will be divided in different stages (each a “Work Package”), as more precisely defined in Part 2 of this Agreement;

“Written” or “in writing” form means either paper hardcopy or facsimile signed by both Parties or mail confirmed by both Parties.

Part 2: Scope of the Work

Manufacturing of cGMP batches of GS010 rAAV2/2-ND4

Prepared for :	[**]CMC Senior Manager [**] [**]Chief non clinical officer [**] GENSIGHT BIOLOGICS Rue du Faubourg Saint-Antoine 75012, Paris, FRANCE

Prepared by :	[**]Project Manager +[**] [**] [**]Deputy Director, CMO Business Development +[**] [**] Henogen SA - NOVASEP Belgium 12 rue des Professeurs Jeener et Brachet, 6041, Charleroi BELGIUM

Sales Contact	[**] Area Sales Manager +33 [**] [**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

1.	Introduction

GENSIGHT BIOLOGICS is a biopharmaceutical company pioneer in the development of gene therapy based treatments for retinal degenerative diseases. Its product, GS010, is currently in a Phase I-II clinical study as a gene replacement therapy for vision loss in Leber Hereditary Optic Neuropathy (LHON), a rare disease. Leber’s Hereditary Optic Neuropathy is a rare genetic disorder of the retina caused by a defect in a mitochondrial gene which causes loss of vision, usually between the age of 15 and 30. There is currently no effective treatment for this condition.

The therapeutic approach is to restore the activity of defective mitochondrial gene in retinal ganglion cells by administering to the patient’s eye of an AAV vector (Adeno Associated Virus) bearing a normal copy of the mutated gene.

GENSIGHT is looking for a CMO to produce such AAV for clinical phase II/III and forthcoming commercial manufacturing.

2.	Inquiry

The purpose of the Work to be performed under this Agreement is:

[**]

3.	Locations

The Work will be performed by NOVASEP in its facilities in Gosselies and/or Seneffe (Belgium). The production facilities will be operated by NOVASEP in compliance with current GMP rules with respect to the Clinical Batches and all applicable laws.

4.	Project and technical team

Name	Department
[**]	Project Management
[**]	Production
[**]	Process Development
[**]	Quality Control
[**]	Quality Assurance
[**]	Qualified Person
[**]	CMO Business Development
[**]	Area Sales Manager

NOVASEP’s representative [**] and [**] will be GENSIGHT’s main point of contact for all commercial as well as technical questions related to this Agreement until the project proposal agreed and purchase order (PO) received from CUSTOMER. Once a project is started, the allocated Project Manager will take over for all aspects related to the operational level.

5.	Project Management

NOVASEP has put in place a project management organization for years since performance is required on projects to ensure the deliverables of each project in terms of quantity, quality, timelines and costs.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Moreover, NOVASEP considers that communication between NOVASEP and each customer is key to align strategies, share and assess risks, manage changes, especially in the field of new products.

NOVASEP will assign a Project Manager to this project who will be the person of contact both internally and externally. To maintain a close working relationship, periodic (weekly call) project meetings will be scheduled. During these conference calls, progress of the project will be reviewed and both Parties will make sure that they are aligned to a common set of goals. The agenda of the project meetings will be sent by NOVASEP Project Manager.

Deliverables:	Meeting agenda

Meeting minutes and updated task list

6.	General points and prerequisite

GENSIGHT will provide necessary starting biologic materials, including but not limited to adherent [**] cell line, adequate amount of plasmids for performing the different project stages. It is proposed to work with R&D grade plasmid for process development and high quality grade, fully characterized plasmid stocks for Toxicology batch and cGMP manufacturing. GENSIGHT is responsible to provide the [**] cell line and the information required to allow the manufacture of adequate amount and quality of the three plasmids by a specialized CMO among NOVASEP’s preferred partners.

GENSIGHT will transfer currently available analytical methods and related reagents (as Ab, qPCR primers, reference materials) for all project-specific assays to be internalized at NVS, including both physical & infectious titration assays, potency assay, ID assays, etc.

GENSIGHT will provide a list of current QC testing & specification for intermediate & final products.

It is considered in the present estimate that the current process scale is [**]L per run ([**] per run).

7.	Summary of the work

NOVASEP has split the overall project into 8 logical phases (work packages) as follows:

[**]

8.	Detailed description of the work packages

WP1: Manufacture of a Master Cell Bank

NOVASEP will generate not less than [**] vials of MCB from the WCB produced by GENETHON. Vials will contain no less than [**] cells/vial. The MCB will be produced in adherence following cGMP guidance for such work. The MCB will be tested and then released.

This activity may be outsourced by and under NOVASEP responsibility to a third party.

Duration: approx. [**] months

Deliverables: [**] lot of MCB, executed Batch Record, CoAs, GMP statement

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

WP2: Analytical Development and Validation

The objective of this work package is to transfer, establish, develop and/or validate product-specific assays for in-process control of intermediate products, for the release of incoming raw materials and for the release of Drug Substance (DS) and Drug Product (DP).

NOVASEP will:

•	Transfer available product-specific assays to QC/R&D team.

•	Validate product-specific assays (write validation plan & protocol, SOP, perform validation work, write validation report). The final list of tests to be validated is advised below (to be agreed with GENSIGHT).

•	Establish QC and IPC list & product specification for intermediate & final process steps. The final list remains to be defined with GENSIGHT.

•	Establish assays, test methods, SOPs and specifications for all incoming raw materials.

•	Set up stability program for intermediate & final products during the manufacturing process. It is proposed to design the stability program with GENSIGHT in a second step (through a future Addendum to the present Agreement).

•	Define the list of tests to be outsourced and identify an adequate specialized CRO for each test (to be discussed with GENSIGHT in a second step; outsourcing costs are re-invoiced to the customer with NVS standard [**]% mark-up).

•	Assessment of the impact of the matrix for Compendial tests (as e.g. the bacteriostatic & fungistatic validation of the sterility test). Informational tests as residual total DNA by PicoGreen are performed on the basis of commercial kits and are described in NVS SOP. Matrix effect on these tests is also assessed by spiking/linearity checking.

The tests to be transferred/developed and validated internally are:

[**]

Any additional product-specific assay, IPC testing and/or work is not included and will be subject to an Amendment to the present Agreement

Duration: approx. [**] months

Deliverables

[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

[**]

C = characterization;

R = release

TBD = to be determined

Ph. Eur. & EP = European Pharmacopeia

USP = The United States Pharmacopeia

Note that the product testing must comply with both USP and Ph. Eur requirements. The final testing list distribution between Drug Substance and Drug Product will be discussed later.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

WP3: Technology Transfer

This work package aims to transfer the USP & DSP production process developed by the client. It is assumed that the technology transfer (TT) scale will be [**] ([**]L).

NOVASEP will execute [**] USP run in [**] & [**] DSP run in its R&D facility. This work will be performed in [**] BSL2 rooms.

It is highly advised to perform the TT in the presence of client’s experts in order to optimize technical information exchanges.

Duration: approx. [**] month

Deliverables: TT summary report including in-process control (IPC) results

WP4: Process development

Part 1: USP adaptation in [**]

This Part aims to adapt the current culture & production process in [**].

The current USP process consists in the following steps:

•	adherent [**] vial thawing and cell expansion up to [**] [**]

•	tri-transfection [**] days post seeding,

•	medium exchange [**] days post-transfection (dpt) including the addition of [**],

•	harvest ,cell lysis in the presence of [**] and [**]

•	clarification by frontal filtration through [**] µm and [**] µm filters [**] days post-transfection.

In a first step, the expansion scheme will be adapted on Cell Bind support at small scale ([**]-layer [**]). The Cell Bind surface has better binding properties compared with standard surface found in [**], allowing to minimize cell detachment during the handling of cell culture units.

Cell density at seeding, cell passage scheme, cell density at transfection time, harvest condition will be optimized.

In a second step, the original [**]-mediated transfection method developed by GENSIGHT will be applied and adapted if required. In parallel, a study will be conducted to assess the efficiency of the [**] transfection method. The [**] is usually a more reliable and scalable method compared to the [**] method. The [**] method will be developed, including the assessment of the [**], the surface and [**] ratio and the need of medium renewal. The decision to possibly replace the DNA/[**] co-transfection method for the [**] will be made in agreement with GENSIGHT on the basis of the virus production yield of each method.

The DNA clearance step by [**] treatment will be verified and optimized if necessary (the [**] digestion is often a limiting step in virus purification processes).

The clarification conditions defined by the client will be applied and optimized if necessary.

Standard culture parameters in static mode will be monitored during the USP development (cell density, cell number & viability, vector titer).

The material produced during the USP small scale development will be used to initiate the development of the downstream process at small scale.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Depending on the results of the development and [**].

Part 2: DSP adaptation at small scale

This part aims to confirm that the USP development will have no impact on the downstream process and product profile.

The current DSP process consists in the following steps:

[**]

This process should allow to obtain a volume of Drug Substance of about [**] ml with ~[**] to [**] x1012vg/ml (n=2), generating ~[**]x1013 vg per run.

The current capture/main purification step is an affinity chromatography based on the [**]. The use of this media was described in the literature for rAAV2 and this technology was successfully used for GENSIGHT phase I/II batches. A priori, this technology will be maintained in the purification scheme.

To our knowledge, there is currently no step allowing the [**] in the current process. A significant part of the DSP development will consist in identifying a robust step to eliminate/significantly [**] in the purified product. This can be obtained by [**] or [**]. Since the [**] is a poorly robust and scalable process, the development work will focus on the [**].

The product will be fully characterized throughout the process with the following set of in-process controls (IPC), including[**], etc.

As in Part 1, depending on the results of the DSP development and the [**] purpose, GENSIGHT will decide a [**]

Part 3: DSP scale up

This work aims to increase the scale of the DSP up to [**] USP scale.

The scale-up of the DSP will be performed progressively, using a linear approach as far as possible, depending on the size of commercially available materials (filters, hollow fibers, etc). It is planned to produce one scale-up run followed by a second run destined to confirm or adapt/optimize the process depending on the result of the scale-up run.

The yield and purity of the product will be assessed through a set of in-process controls at final & all intermediate steps in order to fully characterize the product.

Duration for WP4: [**]

Deliverables:

[**]

WP5: Engineering run

This work package aims to produce one Engineering batch of Drug Substance & Drug Product.

NOVASEP will perform [**] run at final scale (1 x [**]/CS10). The manufacturing will be performed in R&D. All operations with open-phase will be done under BSL2 safety cabinet type II.

The yield and purity of the product will be assessed through a set of IPC at final & all intermediate steps in order to fully characterize the product. USP & DSP process data will be collected in draft MBRs.

The bulk Drug Substance (BDS) (or a fraction) will be formulated, sterile filtered, and vialed in the same conditions/material that the one intend to be used for GMP batch.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Duration: approx. [**] months

Deliverables:

[**]

WP6: GMP Manufacture of the drug substance

This work package aims to perform [**] production runs at final scale x [**]/CS10), using the same process as applied for the Engineering run. The GMP runs will be performed in full cGMP work conditions in one of the NVS cGMP facility, using qualified equipment & raw materials. Clean rooms will be decontaminated by fumigation before and after each manufacturing campaign. Productions will be performed via overlapping runs in order to save time.

Drug Substance manufacture will include:

[**]

Duration: approx. [**] months

Deliverables:

[**]

WP7: GMP Manufacture of the drug product

This work package aims to produce one clinical batch of Drug Product

The F&F activity will be performed in a BSL2 class B aseptic room, using ready-to-use [**]mL V vials from [**] for filling. The targeted concentration of the final product is [**] vg/ml.

The final sterile filtration and vialing will be done under class A LAF after the pooling of the [**] or [**] DS.

Samples will be collected by NOVASEP in accordance to sampling plan agreed before initiating cGMP batch manufacture and assayed in accordance to agreed testing specifications.

Complete QC testing will be performed by NOVASEP in accordance to agreed testing specifications, either internally, at NOVASEP using compendial/qualified analytical methods, or outsourced to qualified CROs.

NOVASEP will provide GENSIGHT with Certificate of Analysis for the resulting Drug Product.

Also a batch record file describing the manufacturing process will be provided by NOVASEP to GENSIGHT at the completion of the release process. A cGMP statement and a Certificate of Release (for GMP Drug Product) signed by Qualified Person will be issued and provided to GENSIGHT.

The cGMP storage of the Drug Product will be conducted by NOVASEP until its release. Then it is assumed that GENSIGHT will outsource the long-term storage to a third party specialized in product cGMP storage.

Note: Due to potential timeline constraints, NOVASEP might need to outsource the activity [**].

Duration: approx. [**] weeks, included in-house QC testing. The release process for Drug Product is assessed to be approx. [**] months, depending on the duration of outsourced QC testing.

Deliverables:

[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

WP8: Aseptic operation validation (MFT)

NOVASEP will validate the aseptic process required for the manufacturing of the GS010 Drug product and supporting the use of ready-to-use [**]mL V vials from [**]. These aseptic operations are formally validated through the realization of [**] consecutive, successful simulations using vegetable peptone broth (VPB) rich bacteria growth medium (Media-Fill Test). As part of the validation, the integrity of the vials will be checked.

Note 1: The MFT validation has to be reconducted through the performance of one MFT session every [**] months in order to keep its validity (not included in the present Agreement).

Note 2: [**].

Duration: approx. [**] months

Deliverables: Validation report

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Part 3: Price of the Work and Payment conditions

1.	Price

The price for the Work (in EURO) described above is as follows:

[**]

TOTAL BUDGET: [**] Euros

External Costs

Raw materials, consumables, disposables and reagents linked to the process (e.g. filters, vials, stoppers, tubing assemblies, …) are defined as variable costs and have been firstly estimated at [**] Euros, included in the above total budget (overhead excluded).

In case these costs exceed the said amount, NOVASEP will invoice GENSIGHT for these additional costs including [**]% NOVASEP’ standard overhead.

Outsourced QC testing have not been evaluated and are not included in the present Agreement. These costs will be re-invoiced by NOVASEP to GENSIGHT including NOVASEP standard [**]% overhead.

Transport/shipment is not included in the present offer and will be re-invoiced with [**]% overhead.

The [**]% overhead only includes NVS administration fees related to outsourcing management (accounting, organization & contract with subcontractors).

Costs of storage or destruction of any product, intermediate or unused raw material are not included in the prices specified in this Part 3. Such costs, if any, will therefore be charged by NOVASEP to GENSIGHT in addition to these prices. Any exceeding storage of raw materials or Products in relation with a change of initial agreed delivery date of postponement or cancellation of any Work Package by GENSIGHT will be charged by NOVASEP to GENSIGHT in addition to the prices defined in this Part 3.

2.	Validity

The offer included in this Agreement is valid [**] days after date of receipt.

3.	Applicable Incoterm

The deliveries are quoted FCA NOVASEP Facility in Belgium (Incoterm 2010 of the ICC), the transport and insurance stay at the customer cost.

Should NOVASEP provide assistance to CUSTOMER for the organization of the shipment of the Product / Deliverables and/or choose the shipping agents and companies on behalf of CUSTOMER, the transfer of risks for those Product / Deliverables from NOVASEP to CUSTOMER shall anyway occur in accordance with the agreed Incoterm 2010 of the ICC, i.e. NOVASEP will NOT be responsible or liable for the damages or loss that could occur on the Product / Deliverables during transportation.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

4.	Payment Conditions

CUSTOMER agrees to affect payments of [**] Euros (Total Budget) against invoices upon the following instalments:

[**]

5.	Payment terms

Payments must be sent to Mrs. [**] and cc Mrs [**]

First payment (at signature): upon invoice reception, (or NOVASEP’s payment request, as the case may be) by bank transfer, non-refundable.

Other payments: [**] days net date of invoice (or date of NOVASEP’s payment request, as the case may be), by bank transfer.

In case of late payments, NOVASEP will be entitled to invoice a penalty up to [**]% of overdue payment amount per week of delay to CUSTOMER.

6.	NOVASEP’s Bank Account

HENOGEN S.A

Rue des Professeurs Jeener et Brachet 12

6041 Gosselies

Belgium

TVA: [**]

Bank name: [**]

IBAN: [**]; BIC/SWIFT: [**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Part 4: Legal Terms

1	Integral Parts of this Agreement

The present Agreement contains 4 parts, which are an integral part thereof:

•	Part 1 : Definition

•	Part 2 : Scope of the Work;

•	Part 3 : Price of the Work and Payment Conditions

•	Part 4 : Legal Terms

2	Work

2.1 Scope of Work. CUSTOMER hereby engages NOVASEP to conduct the Work and NOVASEP hereby agrees to provide the Work for CUSTOMER in accordance with this Agreement, at the rates or for all sums set out in Part 3 and otherwise upon these terms and conditions. Any services not expressly described as being included in the Work as set forth in Part 2 will be considered to be outside of the Work and shall be subject to both Parties mutual written agreement on scope and price through the execution of an amendment to this Agreement.

2.2 Change of scope. Any change of scope requested in writing by CUSTOMER shall be subject to a written amendments to this Agreement signed by both Parties and setting forth as applicable revised timelines, prices, specifications, quality and/or HSE requirements. Should CUSTOMER ask for a change in the agreed packaging of the Product, or in the agreed Clinical Batch size(s), or in the agreed size of vials, any costs or expenses resulting therefrom, including additional manufacturing, handling, sampling, packaging or storage costs or expenses will be borne by CUSTOMER after prior written agreement.

2.3 Storage and destruction costs. Cost of destruction of any product, intermediate or unused raw material are not included in the prices specified in Part 3. Such costs, if any, will therefore be charged by NOVASEP to CUSTOMER in addition to these prices. Any exceeding storage of raw materials or Products in relation with a change of initial agreed delivery date of postponement or cancellation of services by CUSTOMER will be charged by NOVASEP to CUSTOMER, provided NOVASEP has received prior written consent from CUSTOMER.

2.4 Dedicated Equipment. Should the performance of manufacturing services hereunder actually require the purchase of specific equipment exclusively dedicated to the manufacture of the Product (“Dedicated Equipment”), NOVASEP shall promptly notify GenSight of the need and price for such Equipment for GenSight prompt review (no later than within [**] business days from request receipt) and approval, which approval shall not be unreasonably withheld or refused. Following approval by GenSight, NOVASEP shall purchase such Equipment in the name and on behalf of GenSight and GenSight shall reimburse NOVASEP for such purchase following reasonably documented invoice from NOVASEP. Control over and risk of loss of any Dedicated Equipment shall pass onto NOVASEP’s sole responsibility when delivered to its Facility. All equipment, softwares, systems and devices other than Dedicated Equipment shall be procured and purchased by NOVASEP at its own and sole cost and expenses.

(a) Dedicated Equipment Loan. GenSight hereby agrees, at no charge to NOVASEP, to loan the Equipment to NOVASEP for sole and exclusive use in connection with the performance of the Work and subsequent Product manufacturing activities, if any, that may be agreed upon through separate written agreement. Dedicated Equipment shall be installed and used by NOVASEP only in NOVASEP’s facility for a period to run concurrent with the performance of Work. NOVASEP shall maintain the Dedicated Equipment in good operating condition and repair in accordance with applicable laws, instructions for user maintenance and operator’s manual, and shall routinely service the Dedicated Equipment in accordance with applicable pharmaceutical manufacturing industry standards. NOVASEP agrees not to remove the Equipment from its facility without the express written permission of GenSight. NOVASEP further agrees that it will not make any changes, alterations or modifications to the Equipment other than such changes as are reasonably appropriate or necessary in accordance with the user manual and required for performance of Work by NOVASEP. In any event, NOVASEP shall discuss any such changes, alterations or modifications to the Equipment with GenSight prior to making such changes.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(b) Upon expiration or termination of this Agreement, GenSight shall have the option either to (a) request NOVASEP to promptly ship the Dedicated Equipment to such location designated by GenSight (b) request NOPVASEP to dispose, at GenSight’s reasonable expense, of said Dedicated Equipment, or, (c) to offer the Dedicated Equipment for sale to NOVASEP. In the event of NOVASEP’s decision to purchase the Dedicated Equipment, GenSight shall assign, sell, transfer and convey title and ownership in and to such Dedicated Equipment in consideration for NOVASEP’s payment to GenSight of the depreciated book value of said Dedicated Equipment. Any Dedicated Equipment shipped by NOVASEP shall be properly packaged and returned to such location designated by NOVASEP, at GenSight’s reasonable costs, in the same condition it was in when it was delivered to NOVASEP, reasonable wear and tear excepted

(c) Title to Dedicated Equipment. Except when purchased by NOVASEP pursuant to Section 2.4 (b), the Dedicated Equipment will at all times be and remain the sole and exclusive property of GenSight provided that NOVASEP will have the sole right during the term of the Work to the use and possession of the Dedicated Equipment for the limited purpose stated above. NOVASEP will maintain all existing labels, if any, indicating GenSight’ ownership of the Dedicated Equipment. NOVASEP will also assist GenSight in the preparation, signing and filing of documents GenSight may reasonably request to establish and give notice of GenSight’s ownership of the Dedicated Equipment. NOVASEP will not mortgage or pledge the Dedicated Equipment nor permit any third party to attach or maintain a lien thereon. NOVASEP will promptly notify GenSight in writing if any third party attempts to attach the Dedicated Equipment or to place a lien thereon and shall oppose any such attempts.

2.5 Use of CUSTOMER Data and Materials. CUSTOMER hereby authorizes NOVASEP and its employees to use the CUSTOMER Data and the Materials to the extent necessary to perform the Work. NOVASEP acknowledges and recognizes that no other right or license to use in any way the CUSTOMER Data or the Materials or their derivatives is granted to NOVASEP hereunder, by implication or otherwise.

2.6 The Parties shall collaborate in good faith and in transparency for the proper performance of the Work.

3	NOVASEP’s undertakings

3.1 NOVASEP represents and warrants to CUSTOMER (i) that the Work will be conducted in a professional manner with professional skill and care consistent with applicable industry standards and (ii) that NOVASEP will use Commercially Reasonable Efforts to perform the Work in accordance with the indicative time schedules set out in the Part 2 and in accordance with the terms of this Agreement. It is acknowledged between the Parties that since the Work is of developmental nature, there can be no guarantee that such Work will be successfully completed, or that the Clinical Batch and/or the deliverables will be in full conformity with the Product’s specifications, or that the Work will be completed within a specified time frame despite NOVASEP’s Commercially Reasonable Effort to do so.

Nevertheless, if the failure of manufacturing a Clinical Batch of Product can reasonably be ascribed as being due to a gross negligence on the part of NOVASEP then in each case NOVASEP shall repeat or reprocess such Clinical Batch at no cost to CUSTOMER.

3.2 Except as expressly otherwise stated in this Agreement, NOVASEP expressly excludes and disclaims all other warranties (whether implied or express), including, without limitation: (i) any warranty of merchantability or (ii) any warranty of fitness of the Products and deliverables supplied under this Agreement for the particular purpose for which CUSTOMER intends to use them.

3.3 Audit. Maximum once a calendar year, CUSTOMER may conduct on site compliance quality audits of NOVASEP to inspect areas, equipment and materials of the facility where the Work is performed, including procedures and data connected with the Work; provided, however in order to comply with any law or regulation of any governmental authority or with any governmental, judicial, regulatory or administrative order from any government or authority or potential legal partner willing to entering in business with CUSTOMER, CUSTOMER shall promptly request such additional audit to NOVASEP. Notwithstanding the foregoing, NOVASEP shall receive prior reasonable notice of such audit at least [**] business days in advance, in order to make relevant staff available to attend the audit. Such audit shall take place during normal business hours. CUSTOMER shall use its reasonable endeavors not to cause any disruption to NOVASEP’s business and activity in carrying out such audit. In the event the audit under this Section extends beyond [**] business days, NOVASEP will charge CUSTOMER a per diem rate of € [**] ([**] euros), which shall include reasonable access to NOVASEP’s qualified and experienced employees. For the avoidance of doubt, such right of CUSTOMER does not include any right to inspect or audit NOVASEP’s financial data or accounting records.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

3.4 Other Services. If NOVASEP, at CUSTOMER’s written request, provides assistance or services to CUSTOMER for the importation of any raw materials, intermediates or substances, such services will be invoiced by NOVASEP to CUSTOMER at a mutually pre agreed rate or fee.

4	CUSTOMER’s obligations and Supplies

4.1 General obligation of CUSTOMER. As a general obligation, CUSTOMER shall perform the tasks assigned to it as defined in this Agreement. CUSTOMER shall also supply NOVASEP sufficiently in advance with such materials, information and documents as NOVASEP may reasonably request by NOVASEP and required for the proper performance of NOVASEP’s obligations hereunder, as described in Part 2.

4.2 Supply of Materials by CUSTOMER. If CUSTOMER has to supply Materials to NOVASEP according to this Agreement, in particular Part 2 or any other written arrangement, then it is the responsibility of CUSTOMER to ensure that adequate quantities of such Materials are delivered on time and with appropriate quality to NOVASEP’s facility. Should the late arrival of such Materials, or the quality of such Materials, negatively impact the performance of the Work or the time schedule defined in Part 2, then NOVASEP shall promptly so notify GenSight and shall not be liable for the consequences of such late delivery. NOVASEP shall be responsible for any damage or loss caused to Materials, irrespective of any insurance coverage that may be available to NOVASEP, as from receipt.

4.3	CUSTOMER’s Warranties.

a) CUSTOMER hereby warrants and undertakes that any CUSTOMER Data, Materials and Product which NOVASEP is required by CUSTOMER to use, access or modify is legally licensed to CUSTOMER or is CUSTOMER’s own property, and that NOVASEP’s Work activities under this Agreement will not, to CUSTOMER reasonable knowledge as of the effective date of this Agreement, infringe the rights of any third parties.

b) CUSTOMER also warrants and represents to NOVASEP that the nature of the Materials and Product delivered by or on behalf of the CUSTOMER to NOVASEP will conform to all applicable law and regulations.

c) In addition, CUSTOMER warrants and represents to NOVASEP that the nature of the Materials and Product delivered by or on behalf of the CUSTOMER to NOVASEP will be free of hazardous or toxic material unless clearly specified for known hazardous materials such as cytostatic/cytotoxic materials. Material Safety Data Sheets and any specific safe material handling instructions applicable to the Materials and Product will be disclosed by CUSTOMER in advance to NOVASEP in writing and included with shipments. Before the beginning of the Work, CUSTOMER shall supply NOVASEP free of charge with copies of all safety information relating to the Materials and Product.

5.	Delivery

5.1	Notice of Delivery. As soon as practicable after manufacture of the Clinical Batch(es), NOVASEP shall notify GenSight that the Batch(es) has (have) been manufactured and is (are) ready for pick-up by GenSight or its appointed carrier (the “Notice of Delivery”).

5.2	Pick-Up. As soon as practicable after receipt of the Notice of Delivery but in any event no later than [**] days from the Notice of Delivery, GenSight shall pick up or shall appoint a carrier (who shall be IATA approved) to pick up the Clinical Batches at NOVASEP manufacturing site.

All Clinical Batches shall be delivered to GenSight or its appointed carrier FCA and title and risk of loss shall pass to GenSight at that point.

NOVASEP will provide to GenSight all applicable documentation necessary for GenSight to obtain any applicable export licenses for the Clinical Batches and further, during the term of this Agreement, NOVASEP will use Commercially Reasonable Efforts to provide in a timely manner any applicable information that GenSight reasonably requires for maintaining such licenses.

5.3	Handling, shipment, insurances, taxes, duties and all costs and risk of loss, delay, spoilage and damage associated with shipment and/or delivery shall be the responsibility of GenSight.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

5.4	Storage. As from the Notice of Delivery, and until its pick-up by GenSight or its appointed carrier, NOVASEP agrees to store the Clinical Batches, according to storage conditions it generally applies to its own product of similar nature and in accordance with cGMP and any applicable regulatory requirements. If a Clinical Batch is not picked-up by GenSight or its appointed carrier within [**] days of the Notice of Delivery, NOVASEP shall charge to GenSight a storage fee of [**] (€) Euros, VAT excluded, per Clinical Batch and per week (complete or partial) of storage beyond the [**] days weeks period after the Notice of Delivery.

During storage period and until pick up of the Clinical Batches, NOVASEP shall be responsible for any damage or loss caused to Clinical Batches, irrespective of any insurance coverage that may be available to NOVASEP.

5.5	NOVASEP shall deliver the Clinical Batches packed in suitable containers to allow safe transportation and handling by GenSight or its designees, as from the NOVASEP facility, in accordance with NOVASEP standard operations or according to other written specifications that the Parties may mutually agree in writing on from time to time. Each container will be labelled and marked to identify its content without having to be opened, and all boxes and packages must contain certificate of manufacturing as well as packing sheets listing the contents.

6	Intellectual Property Rights

6.1 The following definitions shall apply to this Agreement:

“Intellectual Property Rights” means copyright, design right, database rights, trade marks (whether registered or unregistered), patents, patent applications, registered designs rights and all other rights of a similar nature, subsisting anywhere in the world at any time.

“NOVASEP Background Intellectual Property” means all inventions, information, processes, software, know-how, data, discoveries, reports, materials, techniques or methods, including Intellectual Property Rights, which are in possession of NOVASEP prior to the date of the signing of this Agreement, or which is developed by NOVASEP in parallel with this Agreement without using any CUSTOMER Data in connection with this Agreement.

“CUSTOMER Background Intellectual Property” means all inventions, information, processes, software, know-how, data, including Customer Data, discoveries, reports, materials, techniques or methods, including Intellectual Property Rights, which are in possession of CUSTOMER prior to the date of the signing of this Agreement, or which is developed by CUSTOMER in parallel with this Agreement without using any Confidential Information of NOVASEP in connection with this Agreement.

“Results” means any data, methods, process, substances and/or materials produced, developed by NOVASEP in the course of and relating to the Work (whether individually, collectively or jointly with CUSTOMER), including, without limitation, NOVASEP’s development reports.

6.2 NOVASEP Background Intellectual Property shall at all times remain the sole and exclusive property of NOVASEP.

CUSTOMER Background Intellectual Property shall at all times remain the sole and exclusive property of CUSTOMER.

Each Party hereby grants the other Party a worldwide, royalty-free, non-exclusive license, without the right to sublicense, to use its Background Intellectual Property as necessary for the purpose of carrying out the Work, but for no other purpose.

6.3 All right, title and interest in and to the Results which are specific to the customer’s Product or Customer Data, are the sole property of CUSTOMER, and all such rights shall pass to CUSTOMER upon receipt by NOVASEP of the full payment of the Work by CUSTOMER (hereafter referred to as CUSTOMER’s Results”).

NOVASEP shall, at CUSTOMER’s request and at CUSTOMER’s costs, perform all such activities and sign all documents deemed necessary by CUSTOMER to enable CUSTOMER to obtain the rights described in this section 6.3.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

6.4 All right, title and interest in and to the Results which are not specific to the customer’s Product or Customer Data are the sole property of NOVASEP and all such rights shall pass to NOVASEP as soon as they are created (hereafter referred to as NOVASEP’s Results”).

CUSTOMER shall, at NOVASEP’s request and at NOVASEP’s costs, perform all such activities and sign all documents deemed necessary by NOVASEP to enable NOVASEP to obtain the rights described in this Section 6.4.

6.5 The Party who is the sole owner of a Result is free to use its Result and may take such steps as it may decide from time to time, at its own expense, sole discretion and sole benefit, to register and maintain any protection for that Result including filing and prosecuting patent applications for any proprietary Result, and taking any action in respect of any alleged or actual infringement of its Intellectual Property Rights. Where any third party is involved in the Work, the Party engaging that third party will ensure that the third party assigns to it any Intellectual Property they may have in any Results in order to be able to give effect to the provisions of this Section 6.

6.6 Notwithstanding the foregoing, no protection for Results, including filing patent application, shall be made by either Party before said Results have been classified as either NOVASEP’s Results or CUSTOMER’s Results. This classification will be made by dedicated Intellectual Property committee.

The members of the Intellectual Property committee shall include :

•	NOVAS EP’s representatives of the Intellectual Property committee are :

•	[**]

•	[**]

•	CUSTOMER’s representatives of the Intellectual Property Committee are :

•	[**]

•	[**]

The Intellectual Property committee shall meet in person or by tele conference whenever necessary, on case by case basis, when new protection on any Results is envisaged by either Party. Based on any available support disclosing said Results, the Intellectual Property committee will determine if the proposed Results are either NOVASEP’s Results or CUSTOMER’s Results.

If Intellectual Property committee is unable to come to a unanimous decision during a meeting despite its members’ best efforts, the matter shall be submitted to the decision of independent Patent lawyer.

Each Party grants the other Party worldwide, royalty free, non-exclusive license, without the right to sub-license, to use its Results for the purpose of carrying out the Work.

Furthermore, NOVASEP hereby grants CUSTOMER a worldwide, fully paid up, royalty free, non-exclusive license, non-transferable, in and to NOVASEP’s Results and such NOVASEP Background Intellectual Property necessary to use the NOVASEP’s results for the development and the production of the Product, with right to grant sublicenses to CUSTOMER’s licensees of the Product and third party manufacturer of the Product for and on behalf of CUSTOMER and its licensees of the Product.

6.7 In case Product samples and/or batches are delivered by NOVASEP to CUSTOMER within the scope of this Agreement, such Product samples and/or Product batches shall belong to the customer, which shall be free to use them.

7	Future Cooperation

It is acknowledged (i) that the fees contemplated in this Agreement only cover NOVASEP’s costs for the performance of the Work, and not NOVASEP’s interest, as a contract manufacturing organization (CMO) or as equipment supplier, is to either become a long term supplier of CUSTOMER through the performance of commercial toll manufacturing services, or an equipment supplier through the delivery of purification equipment and systems.

It is therefore agreed between the Parties that following the successful performance of the Work by NOVASEP, if CUSTOMER pursues its projects in connection with the Work, including further development works, purchase of purification equipment, and/or large scale manufacturing services, the majority (i.e. at least 51%) of these commercial needs could be subcontracted by CUSTOMER to NOVASEP, provided NOVASEP can deliver in accordance with the customer’s specifications and at market conditions.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

8	Confidentiality

8.1 The Receiving Party shall keep strictly confidential all Disclosing Party’s Confidential Information, shall use the same only for the purposes of this Agreement. The Receiving Party shall guard the Confidential Information of the Disclosing Party using the same degree of care as it normally uses to guard its own confidential, proprietary information of like importance from inadvertent disclosure or unauthorized use, but in any event no less than reasonable care.

8.2 The foregoing obligations of confidentiality shall not apply to any portion of the Disclosing Party’s Confidential Information that the Receiving Party can demonstrate by documentary evidence:

(a) was fully in its possession prior to receipt from the Disclosing Party; or

(b) was in the public domain at the time of receipt from the Disclosing Party; or

(c) became part of the public domain through no fault of the Receiving Party; or

(d) was lawfully received by the Receiving Party from a third party having a right of further disclosure and who did not, directly or indirectly, receive such Confidential Information from the Disclosing Party; or

(e) is required by law, regulation, rule, act, or order of any governmental authority or agency to be disclosed by the Receiving Party; provided, however, that the Receiving Party gives the Disclosing Party sufficient advance written notice to permit the Disclosing Party to seek a protective order or other similar order with respect to such Confidential Information and thereafter discloses only the minimum Confidential Information required to be disclosed in order to comply.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Information is embraced by general disclosures in the public domain or in the possession of the Receiving Party. In addition, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements thereof are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

8.3 Confidential Information of Disclosing Party shall not be used by the Receiving Party other than for the purpose of the Agreement. The Receiving Party shall only disclose Confidential Information to its employees and permitted subcontractors who have a genuine need to access such information in order to fulfil such Partys’ obligations under this Agreement and provided that they are advised of the confidential nature thereof and are bound by written confidentiality and restricted use obligations at least as stringent as those contained herein.

In addition, GenSight may disclose NOVASEP’s Confidential Information to (i) its potential or actual licensees of the Product, or (ii) potential or actual investors, investment bankers, acquirors, merger partners or other potential financial partners, in each case as GenSight reasonably determines is necessary to fulfill its obligations pursuant to this Agreement or to otherwise inform such persons about the terms of this Agreement; provided, however, any such persons must be obligated to substantially the same extent as set forth in this Sections 8 to hold in confidence and not make use of such NOVASEP’s Confidential Information for any purpose other than those permitted by this Agreement.

8.4 The Receiving Party agrees that, at the Disclosing Party’s written request, or upon expiration or termination of this Agreement (whatever the reason), the Receiving Party shall forthwith return to the Disclosing Party any and all parts of the Disclosing Party’s Confidential Information provided in documentary form and will return or destroy any copies or other tangible embodiments thereof made by the Receiving Party; except for one copy that may be retained in a secure file for compliance purposes only.

8.5 For the purposes of this clause 8 but subject to section 5, the Results shall be treated as GenSight’s Confidential Information.

8.6 Unless expressly stated otherwise herein, neither Party shall, without the prior written consent of the other Party, disclose to any third party the terms of this Agreement, which shall be treated as Confidential Information.

8.7 These obligations of confidentiality and non-use are valid during the period of this Agreement and for a period of [**] years after its termination.

9	Fees and expenses

9.1 CUSTOMER shall pay NOVASEP all sums specified in Part 3. Unless otherwise agreed, all prices of NOVASEP are lump sum amounts. Such prices are FCA NOVASEP’s plant (Incoterms 2010 of the ICC). In case NOVASEP delivers to CUSTOMER any quantity of Product above foreseen quantities i.e. linked to titer as e.g. between [**] vg/ml and [**] vg/ml, as indicated in Part 2, CUSTOMER accepts to buy such exceeding quantities at a price to be agreed in good faith between the Parties.

9.2 Unless otherwise agreed between the Parties, CUSTOMER shall pay all applicable taxes (excluding any income taxes), duties and charges, if any, including taxes, duties and charges for transportation, insurance, shipping, storage of the Product and the deliverables. CUSTOMER shall obtain at its own expense any import license or other official authorization and carry out all customs formalities necessary for the importation of the deliverables.

9.3 NOVASEP shall issue invoices to CUSTOMER in respect of its fees, charges and expenses in accordance with the payment terms defined in Part 3.

9.4 The performance of the Work by NOVASEP may be subject to change in laws and regulations, in particular (but not only) as a result of the application of the European REACH regulation (1907/2006). For any change in legislation which actually results in additional costs for NOVASEP, these costs will be borne by CUSTOMER, after prior notice by NOVASEP informing CUSTOMER about the change in regulation and the additional costs resulting therefrom.

10	Term and Termination

10.1 This Agreement shall commence on the Effective Date, and shall continue (subject to earlier termination in accordance with this Agreement) in accordance with the indicative time frame set forth in Part 2, and expire when the Work is completed, unless otherwise agreed between the Parties.

10.2 Either Party may terminate this Agreement if the other is in material breach of this Agreement provided that such breach (where capable of remedy) has not been remedied within [**] days of receipt of written notice from the terminating Party specifying the breach.

10.3 In addition to this, CUSTOMER may terminate this Agreement for convenience with a prior written notice of at least [**] business days.

11	Effect of Termination

11.1 On the termination or expiration of this Agreement, CUSTOMER shall in accordance with this Agreement pay NOVASEP for all unpaid fees and expenses accrued up to the date of termination or expiration, and NOVASEP shall return/send all CUSTOMER Data, deliverables and CUSTOMER Results obtained up to termination date to CUSTOMER forthwith, including any quantity of Product already manufactured by NOVASEP.

11.2 On the termination of this Agreement due to material breach from a Party, the other Party is entitled to compensation or reimbursement of fees and non-cancellable expenses actually incurred for the purpose of this Agreement. NOVASEP shall upon termination of this Agreement (whatever the reason) return/send all CUSTOMER Data, deliverables and CUSTOMER Results obtained up to termination date to CUSTOMER forthwith, save for one copy which may retained by NOVASEP for the sole purpose of monitoring its confidentiality undertaking as defined in this Agreement.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

11.3 If the Agreement is terminated by CUSTOMER for convenience in accordance with Section 11.3 above, CUSTOMER shall pay to NOVASEP for (i) all work or services actually performed up to the effective date of termination, and (ii) work or services under performance at the effective date of termination, and (iii) all costs incurred up to the effective date of termination, including non-cancellable costs and expenses (raw materials or consumables purchased, investments …). In addition to this, in order to indemnify NOVASEP for its capacity reservation costs, CUSTOMER shall pay to NOVASEP, as sole and exclusive remedy, a termination fee as described in the table below for all the Work described in Part 2 of the Agreement. For the avoidance of doubt, the total amounts to be paid by CUSTOMER to NOVASEP under this Section 11.3 shall not exceed the price to be paid by the customer to NOVASEP indicated in Part 3.

[**]

12	Liability

12.1 NOVASEP shall indemnify , defend and hold GenSight its officers, directors, employees and agents (“GenSight Indemnitees”) harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs), including any and all liability for death, illness or injury that a GenSight Indemnitee may suffer or incur as a result of any claims, demands, actions or other proceedings made or instituted by any third party arising out of NOVASEP activities in the performance of the Work and/or arising out of any negligent or wrongful act, breach of its obligations, representations or warranties hereunder or default on the part of NOVASEP, its employees or permitted subcontractors in the performance of or in compliance with any of their obligations under this Agreement, except when caused by GenSight Indemnitee gross negligence, willful misconduct or breach of its obligations, representations or warranties hereunder.

GenSight shall indemnify, defend and hold NOVASEP, its officers, directors, employees and agents (“NOVASEP Indemnitees”) harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs), including any and all liability for death, illness or injury, that a NOVASEP Indemnitee may suffer or incur as a result of any claims, demands, actions or other proceedings made or instituted by any third party arising out of GenSight activities in the performance of this Agreement and/or arising out of any negligent or wrongful act, breach of its obligations, representations or warranties hereunder or default on the part of GENSIGHT, its employees or permitted subcontractors in the performance of or in compliance with any of their obligations under this Agreement, except when caused by NOVASEP Indemnitee gross negligence, willful misconduct or breach of its obligations, representations or warranties hereunder.

As a condition to a Party’s right to receive indemnification under this Section 12.1, it shall (a) notify the other Party promptly upon becoming aware of a third party claim for which indemnification may be sought pursuant to this Section 12.1 (but in no event later than [**] calendar days after such awareness, it being understood that any failure to make or delay in making such notification shall not relieve the indemnifying Party of its obligations hereunder except to the extent such Party is materially prejudiced by such failure or delay), provided that such failure to timely notify hereunder shall not limit the indemnification obligations of a Party hereto unless such failure to timely notify materially prejudices the conduct of the indemnification obligations of such Party; (b) cooperate with the indemnifying Party in the defence, compromise or settlement of such Third Party claim; and (c) permit the indemnifying Party to control the defence, compromise or settlement of such third party claim including without limitation the right to select defence counsel reasonably acceptable to the indemnified Party. In no event, however, may the indemnifying Party compromise or settle any such third party claim in a manner which admits fault or negligence on the part of the indemnified Party or includes injunctive relief or includes the payment of money or other property by the indemnified Party without the prior written consent of the indemnified Party. The indemnifying Party shall have no liability under Section 12.1 with respect to third party claims settled or compromised without its express prior written consent.

12.2 NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSSES OF PROFITS), WHETHER IN CONTRACT OR IN TORT, ARISING OUT OF ANY TERMS OR CONDITIONS IN THIS AGREEMENT, WITH RESPECT TO THE PERFORMANCE THERETO, EXCEPT IN CASE OF GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

12.3 NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE AGGREGATE LIABILITY OF UNDER THIS AGREEMENT SHALL BE IN ANY CASE LIMITED TO 1, 5 TIME THE PRICE PAYABLE BY CUSTOMER TO NOVASEP UNDER THIS AGREEMENT.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

12.4 During the term of this Agreement, each Party shall maintain insurance coverage with a reputable insurance company at levels sufficient to support its activities and indemnification obligations assumed herein in the form of a comprehensive general liability insurance or such other forms of insurance that shall include contractual liability and liability for personal and bodily injury and broad form property damage or be its self-insurer to cover such activities and indemnification obligations assumed herein.

13	Applicable Law - Litigations

13.1 This Agreement shall be entirely and exclusively interpreted and enforced in accordance with the laws of Switzerland, without regard to principles of conflicts of law, excluding the Vienna Convention (1980) on International Sale of Goods and any choice of law rules which may direct the application of the law of another state. .

13.2 The Parties shall expeditiously attempt to resolve, for a period of [**] days, any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its validity, construction, existence or termination.

If the Parties are unable to resolve such dispute within [**] days after such dispute is first identified by either Party in writing to the other, as the case may be, then the Parties shall bring such dispute to the Chief Executive Officers of the Parties (or any senior executive reporting to Chief Executive Officer), who shall attempt to resolve such dispute within [**] days. If the Chief Executive Officers are unable to settle the matter, then the dispute, controversy or claim shall be finally settled and resolved in the competent Courts of Geneva, Switzerland, which shall have exclusive jurisdiction.

14	Force Majeure

14.1 In this Agreement, Force Majeure means in relation to either Party, any unforeseeable circumstances which is beyond the reasonable control of that Party and renders the performance of such Party’s obligations impracticable;

14.2 The following events are notably (but not exclusively) considered as events of Force Majeure: war (whether or not declared), revolutions, riot or civil commotion, accident, fire, explosions, flood, storm, general breakdowns, unanticipated change of laws or regulations, orders or acts of any governmental agency or body, labour conflict or strikes, shortage or disruption in supplies of raw materials.

14.3 If any Force Majeure occurs in relation to either Party which affects or may affect the performance of any of its obligations under this Agreement, it shall notify the other Party forthwith as to the nature and extent of the circumstances of the event of Force Majeure. The Party whose obligations hereunder have been suspended shall promptly and diligently pursue appropriate action to mitigate the consequences of the Force Majeure and to resume full performance of its obligations as soon as possible.

14.4 Neither Party shall be deemed to be in breach of this Agreement, or shall be otherwise liable to the other Party, by reason only of any delay in performance, or the non-performance of any of its obligations hereunder, to the extent that the delay or non-performance is due to any Force Majeure of which it has duly notified the other Party, and the time for performance of that obligation shall be extended accordingly.

14.5 If the performance by either Party of any of its obligations under this Agreement is prevented or delayed by Force Majeure for a continuous period in excess of [**] working days, the Parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable in the circumstances.

14.6 If the performance by either Party of any of its obligations under this Agreement is prevented or delayed by Force Majeure for [**] days or more, consecutively or cumulatively, in any one year, then the other Party shall in its discretion have the right to terminate this Agreement forthwith upon written notice, without any liability, compensation or other penalty (including termination fee) due to the other Party.

15	General

15.1 This Agreement is binding upon and for the benefit of the undersigned Parties, their permitted successors and assigns. . Except to Affiliates, neither Party will be entitled to assign its rights under this Agreement to any individual, partnership or other

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

entity without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld or delayed and any attempted assignments without such written consent shall be of no effect. Notwithstanding the foregoing, either Party shall be entitled, without the prior written consent of the other Party, to assign all or part of its rights under this Agreement to a purchaser of all or substantially all of its assets to which this Agreement relates, or an entity with which it may merge, provided that the assignee agrees in writing to assume without any variations all obligations undertaken by its assignor in this Agreement.

15.2 Each Party is an independent contractor and neither is the agent of the other.

15.3 If any provisions of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. In such event, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

15.4 It is understood and agreed between the Parties that no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

15.5 This Agreement, along with its appendices, if any, sets forth all the covenants, promises, agreements, warranties, representations, conditions or understandings between the Parties hereto. This Agreement constitute the complete, final, exclusive and entire understanding and agreement between the Parties with respect to the subject matter hereof, and it is expressly agreed that any and all prior understandings or agreements between the Parties relating to the subject matter of this Agreement, whether oral or written, are automatically cancelled by the execution of this Agreement and that it supersedes any current or future general terms and conditions of sale or provisions of services of any Party. In the vent of contradiction between Part 4 of this Agreement and any other Part, Part 4 of this Agreement shall control

15.6 The terms and conditions set forth in the Agreement and its appendices may only be modified in a subsequent writing amendment to this Agreement signed by the Parties.

15.7 All notices to be given under the Agreement shall be in writing in English and left at or sent by first class registered or recorded delivery mail, or fax to the appropriate address shown in clause 15.8 or left at or sent to such other address as the Party concerned may from time to time designate by notice pursuant hereto.

15.8 The Parties contact information is:

For NOVASEP:	For GENSIGHT BIOLOGICS:

[**] [**] Email: [**] Tel: [**] & [**] [**] Email: [**] Tel: [**]	[**] Email: [**] Tel: [**] Address: 74 rue du Faubourg Saint Antoine 75012 PARIS

15.9 This Agreement may be signed in any number of counterparts (electronic transmission of scanned signatures included), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. After electronic transmission of scanned signatures the Parties shall, upon one Party’s request, execute and exchange documents with original signatures.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Made in two original copies, one for each Party.

Signed by a duly authorized signatory for and on behalf of HENOGEN SA		Signed by a duly authorized signatory for and on behalf of GENSIGHT BIOLOGICS

Signature:	/s/ Pierre Lunel	Signature:	/s/ Bernard Gilly
Name:	Pierre LUNEL	Name:	Bernard GILLY
Position:	CEO	Position:	CEO

Date:	06/29/2015	Date:	06/29/2015